Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Anfield U.S. Equity Sector Rotation ETF, a series of the Two Roads Shared Trust, of the financial highlights for the year ended October 31, 2021 and period ended October 31, 2020, which appear in the Annual Report on Form N-CSR for the year ended October 31, 2021 which was audited by RSM US LLP. We issued our opinion on the October 31, 2021 financial statements on December 28, 2021.

/s/ RSM US LLP

Denver, Colorado

February 23, 2023